Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ramtron International Corporation:

We consent to the incorporation by reference in this Form S-8 of Ramtron International Corporation of our report dated February 12, 2007, with respect to the consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows of Ramtron International Corporation for the year ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of Ramtron International Corporation.

/s/ KPMG LLP
______________
KPMG LLP
Denver, Colorado
November 19, 2009